EXHIBIT 99.1

Trimble Reports Fiscal 2008 Revenue Growth of 9 Percent and Non-GAAP Earnings Per Share Growth of 23 Percent:  Prepares For Challenging Year

SUNNYVALE, Calif., Feb. 3, 2009 – Trimble (NASDAQ: TRMB) today announced revenue of $268.1 million for its fourth quarter ended Jan. 2, 2009, down approximately 14 percent from revenue of $312.8 million in the fourth quarter of 2007.  For fiscal 2008, Trimble had revenue of $1.33 billion dollars, up approximately 9 percent over fiscal 2007.

Operating income for the fourth quarter of 2008 was $10.4 million, down approximately 73 percent from the fourth quarter of 2007. Operating margins in the fourth quarter of 2008 were 3.9 percent, compared to operating margins of 12.6 percent in the fourth quarter of 2007. Amortization of intangibles was $12.0 million in the fourth quarter of 2008 compared to $10.1 million in the fourth quarter of 2008. The impact of stock-based compensation expense was $4.6 million compared to $4.1 million in the fourth quarter of 2007. There was an $846 thousand restructuring expense and an $813 thousand inventory step-up charge related to acquisitions in the fourth quarter of 2008. Excluding these impacts, non-GAAP operating income of $28.7 million was down 46 percent compared to the fourth quarter of 2007. Non-GAAP operating margins were 10.7 percent in the fourth quarter of 2008, down from 17.1 percent in the fourth quarter of 2007.

For fiscal 2008, operating income was $185.5 million, up approximately four percent from fiscal 2007.  Fiscal 2008 operating margins were 14.0 percent, compared to operating margins of 14.6 percent in fiscal 2007.  In fiscal 2008, amortization of intangibles was $44.9 million compared to $38.6 million in fiscal 2007.  The impact of stock-based compensation expense was $16.2 million compared to $15.0 million in fiscal 2007. In 2008, there was $4.6 million in restructuring expense and $1.4 million in inventory step-up charges related to acquisitions compared to $3.0 million in restructuring expense and no inventory step-up charges related to acquisitions in fiscal 2007. During 2008 there was no in-process research and development compared to $2.1 million in 2007.  Excluding these impacts, fiscal 2008 non-GAAP operating income of $252.6 million was up approximately 7 percent compared to fiscal 2007. Non-GAAP operating margins were 19.0 percent in fiscal 2008, the same as fiscal 2007.

Fourth quarter 2008 net income was $13.7 million, down 48 percent compared to the fourth quarter of 2007. Diluted earnings per share for the fourth quarter of 2008 were $0.11 compared to diluted earnings per share of $0.21 in the fourth quarter of 2007.

Fiscal 2008 net income was $141.5 million, up 21 percent compared to fiscal 2007. Diluted earnings per share for fiscal 2008 were $1.14, up from diluted earnings per share of $0.94 in the fiscal 2007.

The tax rate for 2008 was 26 percent as compared to 36 percent in 2007 due primarily to a reduction in the tax rate driven by the global supply chain project.

Adjusting for the items noted above, non-GAAP net income of $28.9 million for the fourth quarter of 2008 was down 18 percent compared to the fourth quarter of 2007. Non-GAAP earnings per share for the fourth quarter of 2008 were $0.24, down 14 percent from non-GAAP earnings per share of $0.28 in the fourth quarter of 2007.  Non-GAAP net income of $190.9 million for fiscal 2008 was up 23 percent compared to the fourth quarter of 2007. Non-GAAP earnings per share for fiscal 2008 were $1.54, up 23 percent from fiscal 2007.

“In our October call we described an abrupt drop in demand in our Engineering and Construction segment in mid-September.  This trend worsened during the fourth quarter,” said Steven W. Berglund, Trimble’s president and chief executive officer.  “During this time of market volatility we will continue to take efforts to maintain our financial model, utilize this period of uncertainty as an opportunity to improve our strategic position, support those businesses with growth potential in the current environment, and adapt quickly to changing circumstances.  For example, actions we have already taken will result in a reduction in the Trimble workforce of approximately ten percent, excluding acquisitions.”

“Our visibility into 2009 is extremely limited.  We currently expect the first quarter to reflect the confusion of the fourth quarter.  We hope to see a transition to more rational business decision making in the second quarter with the second half of the year in a difficult recession, but one in which we can begin to market our ROI message,” Berglund continued.  “Our focus will be on managing through the recession as flexibly and opportunistically as we can while anticipating the inflection point when we can return to our historical growth trend.”

Trimble Results by Business Segment
Segment operating income is revenue less cost of goods sold and operating expenses, excluding general corporate expenses, restructuring expenses, amortization of intangibles, amortization of inventory step-up charge, in-process research and development and the impact of stock-based compensation expense.

Engineering and Construction
Fourth quarter 2008 E&C revenue was $142.6 million, down approximately 24 percent when compared to the fourth quarter of 2007.  For 2008, E&C revenue was $741.7 million, down less than one percent compared to 2007.  During 2008, the E&C segment experienced declining demand due primarily to recessionary conditions in the U.S. and Europe.

Operating income in E&C for the fourth quarter 2008 was $2.3 million, or 1.6 percent of revenue, compared to $36.8 million, or 19.7 percent of revenue, in the fourth quarter of 2007. For 2008 operating income in E&C was $126.0 million, or 17.0 percent of revenue, compared to $174.2 million or 23.4 percent of revenue, in 2007.

In the fourth quarter of 2008, non-GAAP operating income in E&C was $3.9 million, or 2.7 percent of revenue, compared to $37.9 million, or 20.3 percent of revenue, in the fourth quarter of 2007. For fiscal 2008, non-GAAP operating income was $130.7 million, or 17.6 percent of revenue, compared to $177.8 million, or 23.9 percent of revenue, in 2007.  The decline in operating margins was primarily due to the revenue decline and product mix.

Field Solutions
Fourth quarter 2008 Field Solutions revenue was $58.2 million, up 17.4 percent when compared to the fourth quarter of 2007.  Fiscal 2008 revenue in Field Solutions was $300.7 million, up 50 percent from 2007.  Strong sales of agriculture products drove Field Solutions growth in the quarter and for the year.

Operating income in Field Solutions for the fourth quarter 2008 was $17.5 million, or 30.1 percent of revenue, compared to $14.0 million, or 28.2 percent of revenue, in the fourth quarter of 2007. For 2008 operating income was $109.5 million, or 36.4 percent of revenue, compared to $60.9 million, or 30.4 percent of revenue, in 2007.

In the fourth quarter of 2008, non-GAAP operating income in Field Solutions was $17.7 million, or 30.5 percent of revenue, compared to 28.6 percent of revenue in the fourth quarter of 2007. For fiscal 2008, non-GAAP operating income in Field Solutions was $110.3 million, or 36.7 percent of revenue, up from 30.8 percent of revenue in fiscal 2007.  Growth in Field Solutions’ margin was driven by operating leverage resulting from increased revenue, as well as improvements in product costs.

Mobile Solutions
Fourth quarter 2008 Mobile Solutions revenue was $40.0 million, down approximately 16 percent when compared to the fourth quarter of 2007.  Fiscal 2008 Mobile Solutions revenue was $167.1 million, up six percent compared to 2007.  The fourth quarter of 2007 benefitted from the completion of deliverables for two large contracts.

Operating income in Mobile Solutions for the fourth quarter 2008 was $3.3 million, or 8.3 percent of revenue, compared to 12.0 percent of revenue in the fourth quarter of 2007. For 2008 operating income in Mobile Solutions was $11.3 million, or 6.8 percent of revenue, compared to 7.9 percent of revenue in 2007.

In the fourth quarter of 2008, non-GAAP operating income in Mobile Solutions was $4.5 million, or 11.2 percent of revenue, down from 14.8 percent of revenue in the fourth quarter of 2007. For fiscal 2008, non-GAAP operating income in Mobile Solutions was $16.1 million, or 9.6 percent of revenue compared to 11.1 percent of revenue in fiscal 2007.   As mentioned above, margins in the fourth quarter of 2007 benefitted from of the completion of deliverables for two large contracts.

Advanced Devices
Fourth quarter 2008 Advanced Devices revenue was $27.2 million, down approximately 5 percent when compared to the fourth quarter of 2007.  Fiscal 2008 Advanced Devices revenue was $119.7 million down approximately one percent compared to 2007.  The decline in fourth quarter revenue was due mainly to slower sales of component technology products which are sold to OEMs.

Operating income in Advanced Devices for the fourth quarter 2008 was $6.3 million, or 23.3 percent of revenue, compared to $3.7 million, or 12.7 percent of revenue, in the fourth quarter of 2007. For 2008 operating income in Advanced Devices was $24.4 million, or 20.4 percent of revenue, compared to $17.3 million, or 14.3 percent of revenue, in 2007.

In the fourth quarter of 2008, non-GAAP operating income in Advanced Devices was $6.7 million, or 24.7 percent of revenue, compared to 14.0 percent of revenue in the fourth quarter of 2007. For fiscal 2008, non-GAAP operating income in Advanced Devices was $25.8 million, or 21.6 percent of revenue compared to 15.4 percent of revenue in fiscal 2007.  For both the quarter and the full year margin improvement was the result of increased licensing revenue and product mix.

Stock Repurchase Program
As part of its stock repurchase program, in the fourth quarter of 2008, Trimble repurchased 536,000 shares of Trimble stock at an average price of $18.69.

Use of Non-GAAP Financial Information
To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The specific non-GAAP measures which we use along with a reconciliation to the nearest comparable GAAP measures and the explanation for why management chose to exclude selected items and the additional purposes for which these non-GAAP measures are used can be found at the end of this release. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Management generally compensates for the limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results which is attached to this earnings release.  Additional financial information about our use of non-GAAP results can be found on the investor relations page of our Web site at www.investor.trimble.com.

Forward Looking Guidance
Trimble assumes that fourth quarter market uncertainty will continue into the first quarter of 2009.  The Company currently estimates first quarter 2009 revenue of $300 million.  However, given the volatility of current market conditions we believe this revenue estimate could vary plus or minus five percent.  Using a $300 million dollar revenue estimate, first quarter 2009 GAAP earnings per share are projected to be $0.12 and non-GAAP earnings per share are projected to be $0.27.  Non-GAAP guidance for the first quarter of 2009 excludes the amortization of intangibles of $14.2 million related to previous acquisitions, the anticipated impact of stock-based compensation expense of $4.2 million and $5.5 million in restructuring charges.  Both GAAP and non-GAAP guidance use a 28 percent tax rate and assume 122 million shares outstanding.

Investor Conference Call / Webcast Details
Trimble will hold a conference call on February 3, 2009 at 1:30 p.m. PT to review its fourth quarter and fiscal year 2008 results. It will be broadcast live on the Web at http://investor.trimble.com.  Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (706) 634-6089 (international).  A replay of the call will be available for seven days at (800) 642-1687 (U.S.) or (706) 645-9291 (international) and the pass code is 80512820. The replay will also be available on the Web at the address above.

About Trimble
Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information visit Trimble's Web site at www.trimble.com.

Safe Harbor
Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include expectations for future financial market and economic conditions, engineering and construction market spending, revenue and earnings per share that Trimble expects to report in the first quarter 2009, changes in tax-rate, our estimated restructuring costs and the impact of cost-reduction efforts on financial results in fiscal 2009.  These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. If the current global economic crisis and recessionary conditions in the U.S. and Europe show no signs of recovery it may negatively impact our customers’ purchasing decisions worldwide including in emerging markets. In addition, the Company's results may be adversely affected if the Company is unable to market, manufacture and ship new products.  Any weakening of our accounts receivable or write-off of goodwill could also impair our financial results.  Any failure to achieve predicted results could negatively impact the Company's revenues, cash flow from operations and other financial results. Whether the Company achieves growth will also depend on a number of other factors, including the risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10- K. Undue reliance should not be placed on any forward-looking statement contained herein, especially in light of greater uncertainty than normal in the economy in general. These statements reflect the Company's position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company's expectations or any change of events, conditions, or circumstances on which any such statement is based.

FTRMB

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Jan-02,	Dec-28,	Jan-02,	Dec-28,
	2009	2007	2009	2007

Revenue	$268,084	$312,783	$1,329,234	$1,222,270
Cost of sales	146,046	157,117	680,098	609,365
Gross margin	122,038	155,666	649,136	612,905
Gross margin (%)	45.5%	49.8%	48.8%	50.1%

Operating expenses
Research and development	36,168	34,731	148,265	131,468
Sales and marketing	44,563	51,528	196,290	186,495
General and administrative	23,972	25,390	94,023	92,572
Restructuring	287	-	2,722	3,025
Amortization of purchased intangible assets	6,608	4,754	22,376	18,966
In-process research and development	-	-	-	2,112
Total operating expenses	111,598	116,403	463,676	434,638

Operating income	10,440	39,263	185,460	178,267

Non-operating income (expense), net
Interest income	675	896	2,044	3,502
Interest expense	(1,371)	(1,127)	(2,760)	(6,602)
Foreign currency transaction gain (loss), net	(829)	(819)	1,509	(1,351)
Income from joint ventures, net	1,185	1,932	7,981	8,377
Minority interests in consolidated subsidiaries	519	6	540	6
Other income (expense), net	(1,130)	384	(2,812)	1,557
Total non-operating income (expense), net	(951)	1,272	6,502	5,489

Income before taxes	9,489	40,535	191,962	183,756

Income tax provision (benefit)	(4,250)	14,244	50,490	66,382
Net income	$13,739	$26,291	$141,472	$117,374

Earnings per share :
Basic	$0.12	$0.22	$1.17	$0.98
Diluted	$0.11	$0.21	$1.14	$0.94

Shares used in calculating earnings per share :
Basic	119,342	121,428	120,714	119,280
Diluted	121,728	126,532	124,235	124,410

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Jan-02,	Dec-28,
	2009	2007
Assets

Current assets:
Cash and cash equivalents	$147,531	$103,202
Accounts receivables, net	204,269	239,884
Other receivables	17,540	10,201
Inventories, net	160,893	143,018
Deferred income taxes	41,810	44,333
Other current assets	16,404	15,661
Total current assets	588,447	556,299

Property and equipment, net	50,175	51,444
Goodwill	715,571	675,850
Other purchased intangible assets, net	228,901	197,777
Other non-current assets	51,922	57,989

Total assets	$1,635,016	$1,539,359

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term debt	$124	$126
Accounts payable	49,611	67,589
Accrued compensation and benefits	41,291	55,133
Deferred revenue	55,241	49,416
Accrued warranty expense	13,332	10,806
Income taxes payable	-	14,802
Other accrued liabilities	63,719	51,980
Total current liabilities	223,318	249,852

Non-current portion of long-term debt	151,464	60,564
Non-current deferred revenue	12,418	15,872
Deferred income taxes	42,207	47,917
Other non-current liabilities	61,553	56,128

Total liabilities	490,960	430,333

Minority interests in consolidated subsidiaries	3,655	-

Commitments and contingencies

Shareholders' equity:
Common stock	684,831	660,749
Retained earnings	427,921	388,557
Accumulated other comprehensive income	27,649	59,720
Total shareholders' equity	1,140,401	1,109,026

Total liabilities and shareholders' equity	$1,635,016	$1,539,359

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended
	Jan-02,	Dec-28,
	2009	2007

Cash flow from operating activities:
Net Income	$141,472	$117,374

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	19,047	17,212
Amortization expense	45,066	38,744
Provision for doubtful accounts	2,709	1,410
Amortization of debt issuance cost	169	218
Deferred income taxes	(17,356)	6,368
Non-cash restructuring expense	-	1,725
Stock-based compensation	16,166	15,016
In-process research and development	-	2,112
Equity gain from joint ventures	(7,981)	(8,377)
Excess tax benefit for stock-based compensation	(5,970)	(12,409)
Provision for excess and obsolete inventories	4,426	4,352
Other non-cash items	(348)	651

Add decrease (increase) in assets:
Accounts receivables	33,414	(35,696)
Other receivables	(7,422)	4,825
Inventories	(16,461)	(18,678)
Other current and non-current assets	779	7,650

Add increase (decrease) in liabilities:
Accounts payable	(20,898)	(3,521)
Accrued compensation and benefits	(12,487)	1,691
Accrued liabilities	3,183	(4,635)
Deferred revenue	(1,320)	32,400
Income taxes payable	(114)	18,553
Net cash provided by operating activities	176,074	186,985

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(115,137)	(295,848)
Acquisition of property and equipment	(16,196)	(13,187)
Purchases of debt and equity securities	-	(5,576)
Dividends received	10,648	2,888
Capital infusion from minority investor	4,200	-
Other	(5,211)	331
Net cash used in investing activities	(121,696)	(311,392)

Cash flow from financing activities:
Issuance of common stock	22,802	31,864
Excess tax benefit for stock-based compensation	5,970	12,409
Repurchase and retirement of common stock	(125,888)	-
Proceeds from long-term debt and revolving credit lines	151,000	250,000
Payments on long-term debt and revolving credit lines	(60,314)	(190,457)
Other	(11)	-
Net cash provided by (used in) financing activities	(6,441)	103,816

Effect of exchange rate changes on cash and cash equivalents	(3,608)	(5,828)

Net increase(decrease) in cash and cash equivalents	44,329	(26,419)
Cash and cash equivalents - beginning of period	103,202	129,621

Cash and cash equivalents - end of period	$147,531	$103,202

NON-GAAP RECONCILIATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

		Three Months Ended		Twelve Months Ended
		Jan-02,	Dec-28,	Jan-02,	Dec-28,
		2009	2007	2009	2007

REVENUE:		$268,084	$312,783	$1,329,234	$1,222,270

GROSS MARGIN:
GAAP gross margin:		$122,038	$155,666	$649,136	$612,905
Restructuring	( A )	559	-	1,919	-
Amortization of purchased intangibles	( B )	5,418	5,330	22,515	19,619
Stock-based compensation	( D )	487	493	1,920	1,733
Amortization of acquisition-related inventory step-up	( E )	813	-	1,414	-
Non-GAAP gross margin:		$129,315	$161,489	$676,904	$634,257
Non-GAAP gross margin (% of revenue)		48.2%	51.6%	50.9%	51.9%

OPERATING EXPENSES:
GAAP operating expenses:		$111,598	$116,403	$463,676	$434,638
Restructuring	( A )	(287)	-	(2,722)	(3,025)
Amortization of purchased intangibles	( B )	(6,608)	(4,754)	(22,376)	(18,966)
In-process research and development	( C )	-	-	-	(2,112)
Stock-based compensation	( D )	(4,076)	(3,574)	(14,246)	(13,283)
Non-GAAP operating expenses:		$100,627	$108,075	$424,332	$397,252

OPERATING INCOME:
GAAP operating income:		$10,440	$39,263	$185,460	$178,267
Restructuring	( A )	846	-	4,641	3,025
Amortization of purchased intangibles	( B )	12,026	10,084	44,891	38,585
In-process research and development	( C )	-	-	-	2,112
Stock-based compensation	( D )	4,563	4,067	16,166	15,016
Amortization of acquisition-related inventory step-up	( E )	813	-	1,414	-
Non-GAAP operating income:		$28,688	$53,414	$252,572	$237,005
Non-GAAP operating margin (% of revenue)		10.7%	17.1%	19.0%	19.4%

NET INCOME:
GAAP net income:		$13,739	$26,291	$141,472	$117,374
Restructuring	( A )	846	-	4,641	3,025
Amortization of purchased intangibles	( B )	12,026	10,084	44,891	38,585
In-process research and development	( C )	-	-	-	2,112
Stock-based compensation	( D )	4,563	4,067	16,166	15,016
Amortization of acquisition-related inventory step-up	( E )	813	-	1,414	-
Income tax effect on non-GAAP adjustments	( F )	(3,029)	(4,973)	(17,649)	(21,035)
Non-GAAP net income:		$28,958	$35,469	$190,935	$155,077

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share:		$0.11	$0.21	$1.14	$0.94
Non-GAAP diluted net income per share:		$0.24	$0.28	$1.54	$1.25

SHARES USED TO COMPUTE DILUTED NET INCOME PER SHARE:
GAAP and Non-GAAP shares used to compute net income per share:		121,728	126,532	124,235	124,410

OPERATING LEVERAGE:
Increase (decrease) in non-GAAP operating income		$(24,726)		$15,567
Increase (decrease) in revenue		$(44,699)		$106,964
Operating leverage (increase in non-GAAP operating income as a % of increase in revenue)		N/A		14.6%

The non-GAAP financial measures included in the table above are non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income and non-GAAP diluted net income per share, which adjust for the following items: expenses related to acquisitions, stock-based compensation expense and restructuring charges.  Management uses these non-GAAP measures to assess trends in its business and for budgeting purposes, as many of these excluded items are non-cash. In addition, we believe that the presentation of these non-GAAP financial measures is useful to investors for the reasons associated with each of the adjusting items as described below.

(A)  Restructuring. The amounts recorded are for employee compensation resulting from reductions in employee headcount in connection with our company restructurings and we believe they are not directly related to the operation of our business.

(B)  Amortization of purchased intangibles.  The amounts recorded as amortization of purchased intangibles arise from prior acquisitions and are non-cash in nature.  We exclude these expenses because we believe they are not reflective of ongoing operating results in the period incurred and are not directly related to the operation of our business.

(C)  In-process research and development. The amounts recorded as in-process research and development arise from prior acquisitions and are non-cash in nature.  We exclude these expenses because we believe they are not reflective of ongoing operating results in the period incurred and not directly related to the operation of our business.

(D)  Stock-based Compensation. We exclude these stock-based compensation expenses because they are non-cash expenses that we believe are not reflective of ongoing operation results.  For the three and nine months ended September 26, 2008 and September 28, 2007, stock-based compensation was allocated as follows:

	Three Months		Twelve Months
	Ended		Ended
	Jan-02,	Dec-28,	Jan-02,	Dec-28,
	2009	2007	2009	2007
Cost of sales	$487	$493	$1,920	$1,733
Research and development	860	954	3,489	3,573
Sales and Marketing	1,095	1,091	3,993	3,891
General and administrative	2,121	1,529	6,764	5,819
	$4,563	$4,067	$16,166	$15,016

(E)  Amortization of acquisition-related inventory step-up. The purchase accounting entries associated with our business acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of the inventory.  The increase in inventory value is amortized to cost of sales over the period that the related product is sold.  We exclude inventory step-up amortization from our non-GAAP measures because we do not believe it is reflective of our ongoing operating results, and it is not used by management to assess the core profitability of our business operations.

(F) Income tax effect on non-GAAP adjustments. This amounts adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP operating income.

NON-GAAP RECONCILIATION
REPORTING SEGMENTS
(Dollars in thousands)
(Unaudited)

		Reporting Segments
		Engineering
		and	Field	Mobile	Advanced
		Construction	Solutions	Solutions	Devices

THREE MONTHS ENDED JANUARY 2, 2009:
Revenue		$142,613	$58,245	$39,995	$27,231

GAAP operating income before corporate allocations:		$2,339	$17,528	$3,331	$6,340
Stock-based compensation	( G )	1,533	221	1,167	399
Non-GAAP operating income before corporate allocations:		$3,872	$17,749	$4,498	$6,739
Non-GAAP operating margin (% of segment external net revenues)		2.7%	30.5%	11.2%	24.7%

THREE MONTHS ENDED DECEMBER 28, 2007:
Revenue		$186,699	$49,616	$47,685	$28,783

GAAP operating income before corporate allocations:		$36,818	$13,976	$5,739	$3,656
Stock-based compensation	( G )	1,073	232	1,306	368
Non-GAAP operating income before corporate allocations:		$37,891	$14,208	$7,045	$4,024
Non-GAAP operating margin (% of segment external net revenues)		20.3%	28.6%	14.8%	14.0%

TWELVE MONTHS ENDED JANUARY 2, 2009:
Revenue		$741,670	$300,706	$167,113	$119,745

GAAP operating income before corporate allocations:		$126,014	$109,489	$11,328	$24,445
Stock-based compensation	( G )	4,726	821	4,749	1,378
Non-GAAP operating income before corporate allocations:		$130,740	$110,310	$16,077	$25,823
Non-GAAP operating margin (% of segment external net revenues)		17.6%	36.7%	9.6%	21.6%

TWELVE MONTHS ENDED DECEMBER 28, 2007:
Revenue		$743,291	$200,614	$157,673	$120,692

GAAP operating income before corporate allocations:		$174,177	$60,933	$12,517	$17,276
Stock-based compensation	( G )	3,614	763	4,976	1,369
Non-GAAP operating income before corporate allocations:		$177,791	$61,696	$17,493	$18,645
Non-GAAP operating margin (% of segment external net revenues)		23.9%	30.8%	11.1%	15.4%

( G )
Stock-based Compensation. The amounts consist of expenses for employee stock options and purchase rights under our employee stock purchase plan determined in accordance with SFAS 123(R), which became effective for us on January 1, 2006.  We discuss our operating results by segment with and with-out stock-based compensation expense, as we believe it is useful to investors to understand the impact of the application of SFAS 123(R) to our results of operations.  Stock-based compensation not allocated to the reportable segments was approximately $1,243K and $1,088K for the three months ended January 2, 2009 and December 28, 2007, respectively and $4,492K and $4,294K for the twelve months ended January 2, 2009 and December 28, 2007, respectively.